Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES $5.3 MILLION REGISTERED DIRECT OFFERING

SAN DIEGO, CA – January 31, 2008 – Cardium Therapeutics (AMEX: CXM) announced that it has entered into a definitive purchase agreement with institutional and other accredited or qualified investors for the sale of shares of its common stock and warrants to purchase shares of its common stock in a registered direct offering. At closing, the transaction will result in gross proceeds to Cardium of approximately $5.3 million, before placement agent fees and offering expenses and excluding any future proceeds from the exercise of the warrants to be issued in the offering. Proceeds from the transaction will be used in the further development of Cardium’s ongoing programs, as well as for other general corporate purposes. The transaction is expected to close on or about January 31, 2008, subject to certain customary closing conditions. Empire Asset Management Company acted as the sole placement agent for the transaction.

The securities were offered pursuant to an effective shelf registration statement filed by Cardium with the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities may not be sold in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, GenerxTM (alferminogene tadenovec, Ad5FGF-4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium Therapeutics and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2006 Annual Report at www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, and its CoolBlue™ surface-based system, which is currently being marketed in the U.S., please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate™ is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the transaction will close, that human clinical trials can be conducted and completed in an efficient and successful manner, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that results or trends observed in one clinical study will be reproduced in subsequent studies, that our products or proposed products will prove to be sufficiently safe and effective, that necessary regulatory approvals will be obtained, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that having a shelf registration statement in place will allow the Company to take advantage of favorable market conditions or that the Company will be effectively able to sell additional common stock on favorable terms. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, and our ability to obtain necessary regulatory approvals and expected qualifications, our limited experience in the development, testing and marketing of therapeutic hypothermia devices and whether our efforts to accelerate the commercialization of such devices and launch new devices will be successful or completed within the timeframes contemplated, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2008 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™ are trademarks of the Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System™, Accutrol™, CoolBlue™ and RapidBlue™

are trademarks of InnerCool Therapies, Inc.